SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ]      Preliminary Proxy Statement
[   ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[   ]      Soliciting Material under Rule 14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[   ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ]      Fee paid previously with preliminary materials.
[   ]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 11, 2012

Members are encouraged to vote their OGE shares
Vote by telephone or Internet any time

The Annual Meeting of Shareholders of OGE Energy Corp. will be held at 10 a.m., Thursday, May 17, 2012 at the Skirvin Hilton Hotel in Oklahoma City for the following purposes:

(1)	To elect seven members of the Board of Directors

(2)	To ratify the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2012

(3)	To hold an advisory vote to approve named executive officer compensation

(4)	To consider a shareholder proposal regarding simple majority voting

The Board of Directors recommends a vote to elect seven members of the Board of Directors in proposal (1) and FOR proposals (2) and (3). The Board of Directors recommends you vote AGAINST proposal (4).

Most company members are shareholders through benefit plans like the Retirement Savings Plan (401(k)) administered by Fidelity Investments and as shareholders are entitled to vote. The company would like to emphasize the importance of everyone voting their shares. Active members who own OGE shares through the Retirement Savings Plan will receive a proxy card with instructions for voting by one of three methods:

•	Internet:	www.proxyvote.com
•	Telephone:	1-800-690-6903
•	Mail:	Return the Proxy Card in the postage paid envelope

When voting on the Internet or by telephone, shareholders will need their control number which is printed on the proxy card.

Electronic voting and Web site posting of financial reports and proxy information help the company save thousands of dollars in printing, mailing and handling costs. Every member who participates in the electronic voting process, by Internet or telephone, contributes to the savings.

Members needing their control number to vote should notify Todd Tidwell via e-mail at tidweltj@oge.com.

Results of the shareholder proxy voting will be announced during the Annual Meeting on May 17.

End